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                                                                 Exhibit (d)(3)


                                  CARSON, INC.
                     c/o Morningside Capital Group, L.L.C.
                    One Morningside Drive, North, Suite 200
                               Westport, CT 06880

                                            July 24, 1997

Cosmair, Inc.
575 Fifth Avenue
New York, NY 10017

Attn: John D. Sullivan

Ladies and Gentlemen:

    You have requested certain information relating to Crayon, Inc., a Delaware corporation (the 'Company'), and its subsidiaries in connection with your consideration of a possible negotiated transaction between the Company and/or its stockholders and you (a 'Transaction').

    As a condition to the furnishing of the requested information to you and your Representatives (as defined below), you agree that (i) all information relating to the Company and its subsidiaries furnished by or on behalf of the Company to you or Representatives, whether prior to or after your acceptance of this letter and irrespective of the form of communication, or learned by you in connection with visits to the Company's facilities, in connection with your consideration of a Transaction (such information, together with notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by you or your Representatives being referred to herein as the 'Evaluation Material') will be kept strictly confidential,
(ii) the Evaluation Material will not be used in any way detrimental to the Company or its stockholders and (iii) the Evaluation Material will be used solely for the purpose of determining the desirability of a Transaction; provided, however, that the Evaluation Material may be disclosed to any of your Representatives who need to know such information for the purpose of assisting you in evaluating a Transaction (it being understood that such Representatives will be informed by you of the contents of this agreement and that, by receiving such information, such Representatives are agreeing to be bound by this agreement). The term 'Evaluation Material' does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or its affiliates or Representatives or (iii) is or has been independently developed by you or your




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Representatives without reference to any Evaluation Material, provided that neither you nor any of your Representatives is aware that such source is under an obligation (whether contractual, legal or fiduciary) to the Company to keep such information confidential. For purposes hereof, the 'Representatives' of any entity means such entity's directors, officers, employees, legal and financial advisors, accountants and other agents and representatives. You will be responsible for any breach of this agreement by any of your Representatives and agree to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of Evaluation Material.

    In addition, you agree that, except with the prior written consent of the Company or as required or permitted by this agreement, you will not, and you will direct your Representatives not to, make any release to the press or other public disclosure concerning either (i) the existence of this letter or that the Evaluation Material has been made available to you or (ii) in the event that the Company or any of its Representatives engages in discussions or negotiations with you or your Representatives, the fact that discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, except for such public disclosure as may be necessary, in the opinion of your outside counsel, for you not to be in violation of or default under any applicable law, regulation, stock exchange rule or governmental order. If you propose to make any disclosure based upon such an opinion, you will deliver the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of the Company and its Representatives concerning the nature and scope of the information you propose to disclose.

    If you or any of your Representatives are requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material, you will (i) give the Company prompt notice of such request so that the Company may seek an appropriate protective order and
(ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such a request. You will use reasonable efforts to cooperate with the Company, at the Company's expense, in the Company's attempt to obtain such an order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, the Company agrees that you may make such disclosure without liability hereunder, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at its expense, use your reasonable efforts to obtain





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hereto. You hereby acknowledge that you may be disqualified from participating in a Transaction if you fail to comply with the procedures and restrictions set forth in this paragraph and the following two paragraphs.

    As a further condition to the furnishing of the Evaluation Material, unless specifically requested in writing in advance by the Company's Board of Directors, neither you nor any of your affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the '1934 Act')) will, and you and they will not assist or encourage others (including by providing financing) to, directly or indirectly, for a period of two (2) years from the date of this agreement (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934
Act)) of (x) the Company or any of its assets or businesses, (y) any securities issued by the Company or (z) any rights or options to acquire such ownership (including from a person other than the Company), whether by means of a negotiated purchase of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other extraordinary transaction (a 'Business Combination Transaction'), (ii) engage in any 'solicitation' of 'proxies' (as such terms are used in the proxy rules promulgated under the 1934 Act, but disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or form, join or in any way participate in a 'group', (as defined under the 1934
Act), with respect to any securities issued by the Company, (iii) otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company, (iv) take any action that could reasonably be expected to require the Company to make a public announcement regarding any of the types of matters referred to in clause (i), (ii) or (iii) above, or (v) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing. You also agree during such period not to request the Company or any of its Representatives to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, you shall have the right for a 60-day period after the date hereof to deliver a written proposal for a Business Combination Transaction to the Chairman of the Executive Committee of the Company so long as you make no public disclosure concerning such proposal or take any other action that could reasonably be expected to require the Company to make a public disclosure regarding such proposal. You hereby acknowledge that neither you nor any of your associates nor, to your knowledge without making independent inquiry, any of your affiliates is on the date hereof the beneficial owner of any shares of capital stock of the Company.



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    If, during the 90-day period after the date hereof, the Company enters into an agreement with an unrelated third party which restricts the ability of such third party to make a proposal for or engage in a Business Combination Transaction with the Company that is in any way less restrictive than the provisions of the immediately preceding paragraph, then the immediately preceding paragraph shall be deemed to be automatically amended to conform with such less restrictive provisions of the third party agreement. The Company will promptly notify you of the terms of any such less restrictive third party agreement.

    You further agree that, for a period of two years from the date hereof, neither you nor any of your affiliates will solicit to employ or employ any officer or management employee of the Company or any of its subsidiaries, so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company. The term 'solicit to employ' does not include general solicitations of employment not specifically directed towards employees of the Company and its subsidiaries.

    It is expressly understood by the parties hereto that this agreement is not intended to, and does not, constitutes an agreement to consummate a Transaction or to enter into a definitive Transaction agreement, and neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement or any other written or oral expression by either party hereto or their respective Representatives unless and until a definitive agreement relating thereto between the Company and you is executed and delivered, other than for the matters specifically agreed to herein. You further acknowledge that (i) the Company and its Representatives shall be free to negotiate with any other person and enter into a definitive agreement with regard to a Transaction without prior notice to you or any other person,
(ii) the Company reserves the right to reject any and all proposals made by you or any of your Representatives with regard to a possible Transaction and to terminate any discussions or negotiations with you at any time and
(iii) neither the Company nor any of its affiliates or Representatives nor any third party with whom the Company enters into any agreement for, or completes, a Business Combination Transaction shall have any liability to you arising out of or relating to such a Business Combination Transaction (other than any liability arising under a definitive Transaction agreement with you in accordance with the terms thereof).

    You and the Company acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this agreement by the other, and that in addition to all other remedies which any party hereto may have, each party






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reasonable assurances that confidential treatment will be accorded to such information.

    If at any time you decide that you do not wish to proceed with a Transaction or, if earlier, upon the request of the Company, you will promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company and destroy or cause to be destroyed all Evaluation material prepared by you or any of your Representatives. Notwithstanding the return or destruction of the Evaluation material, you and your Representatives will continue to be bound by your obligations hereunder.

    Although the Company will endeavor to include in the Evaluation Material information it believes to be relevant to the Evaluation of a Transaction, you hereby acknowledge that neither the Company nor any of its affiliates or Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the Evaluation material. You agree that neither the Company nor any of its affiliates or Representatives will have any liability to you or your Representatives resulting from use of any of the Evaluation Material.

    You hereby acknowledge that you are aware (and that your Representatives who have been apprised of this agreement and your consideration of a Transaction have been, or upon becoming as appraised will be, advised) of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you hereby agree that which you are in possession of material nonpublic information with respect to the Company and its subsidiaries, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

    In consideration for access to the Evaluation Material which you have requested, you agree not to initiate or maintain contract (other than in the ordinary course of business) with any officer, director, employee or agent of the Company or any of its subsidiaries regarding its business, operations, prospectus, finances or any other material pertaining to the Company or to any proposed Transaction, other than the individuals listed on Schedule I hereto. It is understood that such individuals will arrange for appropriate contracts for due diligence purposes. It is further understood that all (i) communications regarding a possible Transaction, (ii) requests for additional information,
(iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to one of the individuals listed on Schedule I








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                                                                               6


will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by any party herein in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    This agreement (i) contains the sale and entire agreement between the parties with respect to the subject matter hereof, (ii) may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you, and (iii) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

    If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this agreement and returning one of such signed copies to us for our signature, whereupon this agreement will constitute our binding agreement with respect to the matters set forth herein.

                                       Very truly yours,

                                       CARSON, INC.



                                       By:        /s/ VINCENT A. WASIK
                                          ______________________________________
                                          Name:  Vincent A. Wasik
                                          Title: Chairman of Executive Committee

Accepted and agreed to as of
the date first written above:

COSMAIR, INC.



By:     /s/ ROGER DOLDEN
   _____________________________________
   Name: Roger Dolden
   Title: Senior Vice President and
          Chief Financial Officer





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                                                                     SCHEDULE I

                           Contacts for Due Diligence



    Vincent A. Wasik

    Lawrence E. Bathgate II

    S. Garrett Stonehouse





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                                  CARSON, INC.
                     c/o Morningside Capital Group, L.L.C.
                    One Morningside Drive, North, Suite 200
                               Westport, CT 06880

                                            March 10, 1999

Cosmair, Inc.
575 Fifth Avenue
New York, NY 10017

Attn: John D. Sullivan

Ladies and Gentlemen:

    Reference is made to the letter agreement dated July 24, 1997 (the 'Letter Agreement') between Carson, Inc. (the 'Company') and Cosmair, Inc. ('Cosmair'). Capitalized terms used herein without definition shall have their meanings set forth in the Letter Agreement.

    As a condition to the Company's furnishing you and your Representatives with certain information relating to the Company and its subsidiaries in connection with your consideration of a possible Transaction, you hereby reaffirm your agreements and obligations (including those with respect to the use and confidentiality of Evaluation Material) set forth in the Letter Agreement, which shall remain in full force and effect in accordance with its terms except as specifically provided below. Your obligations set forth in the ninth paragraph of the Letter Agreement shall continue in force until July 24, 1999, at which time they will terminate in accordance with the terms of the Letter Agreement. Your obligations set forth in the eleventh paragraph of the Letter Agreement shall be extended beyond the original termination date until the second anniversary of the date of this letter.

    If you are in agreement with the foregoing, please do indicate by signing two copies of this letter in the space provided below and returning one of such signed copies to us for our signature, whereupon this letter will constitute our binding agreement with respect to the matters set forth herein.


                                                    Very truly yours,

                                                    CARSON, INC.


                                                    By: /s/ Vincent A. Wasik
                                                       ------------------------
                                                       Vincent A. Wasik
                                                       Chairman of the Executive
                                                       Committee

ACKNOWLEDGED AND AGREED:

COSMAIR, INC.

By: /s/ ROGER DOLDEN
   --------------------------------------
   Name:  Roger Dolden
   Title: Senior Vice President and Chief
          Financial Officer